Exhibit 10.3
Form of Restricted Shares Award Agreement for Employees

EPR PROPERTIES
2016 EQUITY INCENTIVE PLAN
RESTRICTED SHARES AWARD AGREEMENT

Date of Grant: ___________________
Number of Restricted Shares Granted: ___________________
This Award Agreement dated ___________________, is made by and between EPR Properties, a Maryland real estate investment trust (the “Company”), and ___________________ (“Participant”).
RECITALS:
A.     Effective May 12, 2016, the Company’s shareholders approved the EPR Properties 2016 Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Restricted Shares to eligible Employees of the Company.
B.     Participant is an Employee of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Restricted Shares of the Company under the terms and conditions established by the Committee.
AGREEMENT:
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.     Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.
2.     Grant of Restricted Shares.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant that number of Shares identified above opposite the heading “Number of Restricted Shares Granted” (the “Restricted Shares”).
3. Consideration to the Company. In consideration of the granting of these Restricted Shares by the Company, Participant agrees to render faithful and efficient services as an Employee of the Company. Nothing in this Award Agreement or in the Plan will confer upon Participant any right to continue as an Employee of the Company or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Participant's employment with the Company at any time for any reason whatsoever, with or without cause.

4.     Restrictions on Transfer/Vesting Date.  Subject to any exceptions set forth in this Award Agreement or in the Plan, the Restricted Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, prior to the vesting date(s) for such Restricted Shares (the “Vesting Date”), as identified below.  On the applicable Vesting Date for the designated number of Restricted Shares, the restriction on transfer and risk of forfeiture on such Restricted Shares shall lapse and the Restricted Shares, if not previously forfeited pursuant to Section 5 below, will become freely transferable under this Award Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.  Subject to any exceptions listed in this Award Agreement or in the Plan, the Restricted Shares shall become vested in accordance with the schedule set forth below:
[INSERT VESTING SCHEDULE]
The Committee may, in its sole discretion, accelerate the Vesting Date(s) for any or all of the Restricted Shares, if in its judgment the performance of Participant has warranted such acceleration and/or such acceleration is in the best interests of the Company.
5.     Possible Forfeiture Prior to Vesting.  Unless otherwise provided below, if Participant's employment with the Company or any of its Affiliates is terminated prior to the Vesting Date for one or more of the Restricted Shares, Participant will thereupon immediately forfeit any and all unvested Restricted Shares, and the full ownership of such Restricted Shares and rights will revert to the Company.  Upon such forfeiture, Participant shall have no further rights under this Award Agreement.  For purposes of this Award Agreement, transfer of employment between the Company and any of its Affiliates (or between Affiliates) does not constitute a termination of Participant's employment.  If Participant's employment with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates prior to the Vesting Date and due to Participant's death or Disability, all restrictions on the Restricted Shares will lapse and cease to be effective, as of the date of such termination of Participant's employment.
6.     Delivery of Shares.  The Restricted Shares shall be held in book entry form by the Company until the Vesting Dates.  Upon the lapse of the restrictions, the Company shall either cause a share certificate to be delivered to Participant with respect to such Shares, free of all restrictions hereunder, or cause all of the Restricted Shares held in book entry form to no longer be marked as restricted.
7.     Dividends and Voting.  Participant is entitled to (i) receive all dividends, payable in shares, in cash or in kind, or other distributions, declared on or with respect to any Restricted Shares as of a record date that occurs on or after the Date of Grant hereunder and before any transfer or forfeiture of the Restricted Shares by Participant and payable at the same time such dividends and distributions are made to the Company’s shareholders and (ii) exercise all voting  rights with respect to the Restricted Shares, if the record date for the exercise of such voting rights occurs on or after the Date of Grant hereunder and prior to any transfer or forfeiture of such Restricted Shares.
8.     Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
9.     Notice of I.R.C. Section 83(b) Election.   If Participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"), Participant shall promptly notify the Company of such election and Participant shall be responsible for all reporting obligations to the Internal Revenue Service. Any such election must be made within thirty (30) days after the Date of Grant. If Participant elects to make a Section 83(b) Election, Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
10.     Withholding with Shares.  The Company's obligations to release Shares from any restriction hereunder is subject to the Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements. Unless specifically denied by the Committee, Participant may elect to pay any portion of the required tax withholding amounts (or greater amounts if permitted by the Committee) by electing to transfer to the Company, Shares having a Fair Market Value on the withholding date equal to the minimum amount (or greater amount if permitted by the Committee) elected to be withheld by the Participant.  Any withholding obligations satisfied through the withholding of Shares shall be in accordance with any rules or established procedures for election by Participant including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to Participant if Participant is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.
11.   Clawback Policy. The Restricted Shares may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the Restricted Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd-Frank or as set forth in this Award Agreement.
12.    Amendment.  Except as may otherwise be permitted under the Plan, the Committee has the right to amend or alter the Restricted Shares or amend this Award Agreement, prospectively or retroactively; provided that no such amendment or alteration shall adversely affect Participant's material rights under this Award Agreement without Participant's consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
13.     Governing Law.  The laws of the State of Maryland will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
14.     Entire Agreement and Binding Effect. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
This Award Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:
EPR PROPERTIES	___________________
BY:__________________________	_________________________
Name: Craig L. Evans	Address of Participant:
Title: Senior Vice President, General Counsel and Secretary	___________________